Exhibit 2

                                                                   July 12, 2000



General Electric Company
3135 Baston Turnpike
Fairfield, Connecticut  06431

Dear Sirs:

         1. With respect to the Amended and Restated Stockholders Agreement (the "Stockholders Agreement") dated August 6, 1997, between PAINE WEBBER GROUP INC., a Delaware corporation (the "Company"), GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), KIDDER PEABODY GROUP INC., a Delaware corporation, GENERAL ELECTRIC CAPITAL SERVICES, INC., a Delaware corporation ("GECS"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Capital"), and joined in by GECS HOLDINGS, INC., a Delaware corporation ("Holdings"), on September 8, 1997, the parties hereto hereby agree that, notwithstanding the provisions of Articles 3 and 4 of the Stockholders Agreement, Parent, GECS, Capital and Holdings may enter into the Stockholder Voting Agreement with UBS AG, in the form attached as Exhibit A hereto (the "Voting Agreement"), and that the Stockholders Agreement is hereby amended to the extent necessary to permit Stockholder to enter into and comply with its obligations under the Voting Agreement.

         2. The parties hereto hereby agree that from and after the date hereof the Company will suspend its efforts to obtain, and shall not obtain, the approval of the Office of Thrift Supervision (the "OTS") of the Company's application to establish a de novo federal savings bank; provided, however, that, in the event that (x) the Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, UBS AG and a wholly owned subsidiary of UBS AG is terminated and (y) as of the date of termination of the Merger Agreement, Parent or any of its subsidiaries has obtained the approval of the OTS of the conversion of any of Parent's subsidiaries to a federal savings bank or of the establishment by Parent or any of its subsidiaries of a de novo federal savings bank, (i) the Company may, but shall not be obligated to, immediately resume its efforts to obtain the approval of the OTS of the Company's application to establish a de novo federal savings bank and (ii) Parent will, and will cause all its subsidiaries that own any voting securities of the Company to, (A) on or as soon as practicable following the date of termination of the Merger Agreement and the date of receipt by the Company of all regulatory approvals necessary for the consummation of the transactions contemplated by the Share Exchange Agreement (the "Exchange Agreement"), enter into (1) the Exchange Agreement in the form previously delivered on behalf of Parent to the Company and (2) the Amended and Restated Stockholders Agreement in the form previously delivered on behalf of Parent to the Company, in each case subject only to the insertion of applicable dates and share numbers in each such agreement, and (B) as promptly as practicable following the date of termination of the Merger Agreement and the date of receipt by the Company of all regulatory approvals necessary for the consummation of the transactions contemplated by the Exchange Agreement, consummate the transactions contemplated by the Exchange Agreement.

         3. The parties hereto agree that as of the Effective Time of the Merger (each, as defined in the Merger Agreement) the Stockholders Agreement shall forthwith become void and have no effect and that the Stockholders Agreement is hereby amended to the extent necessary to implement the agreement set forth in this Paragraph 3.

         4. The parties hereto hereby further agree that except as expressly provided in Paragraphs 1 and 3, the Stockholders Agreement is ratified and confirmed in all respects and remains in full force and effect, enforceable in accordance with its terms.

         5. The parties hereto hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, this being in addition to any other remedy available to which they are entitled at law or in equity. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         6. The terms of this Agreement, together with the Stockholders Agreement (as amended by this Agreement), constitute the entire agreement between the parties concerning the matters addressed herein and may be amended, modified or waived only by a separate writing signed by each party expressly so amending, modifying or waiving such terms. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         7. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been executed by each party and delivered to the other party.

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



                  If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to the subject matter hereof.

                             PAINE WEBBER GROUP INC.



                                by
                                    -------------------------------------
                                    Name:
                                    Title:

Confirmed and agreed to as of the date first above written:

GENERAL ELECTRIC COMPANY



   by  __________________________
         Name:
         Title:

GENERAL ELECTRIC CAPITAL SERVICES, INC.



   by  __________________________
         Name:
         Title:

GENERAL ELECTRIC CAPITAL CORPORATION



   by  __________________________
         Name:
         Title:

GECS HOLDINGS, INC.



   by  __________________________
         Name:
         Title:


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